Exhibit 99.5

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Year to Date June 30

(unaudited)

(dollars in thousands, except per share amounts)

	2004	2003
Commercial Businesses

Net Income	$75,472	$161,437

Earnings Per Share - diluted	$0.42	$0.91

Electricity Trading Volumes (MWhs)	83,518,522	67,306,592
Physical and Financial Gas Trading Volumes (Bcf/d)	47.1	58.1

Regulated Businesses

Net Income	$115,293	$100,174

Earnings Per Share - diluted	$0.63	$0.57

Electric Retail MWh Sales and Transportation	26,203,453	25,060,301
Gas Retail Mcf Sales and Transportation	55,144,422	58,086,816
Electric Customers (End of Period)	1,543,967	1,532,430
Gas Customers (End of Period)	509,444	503,616

Power Technology & Infrastructure Services

Net Income	$(29,246)	$(10,873)

Earnings Per Share - diluted	$(0.16)	$(0.06)